Sub-Item 77K: Changes in registrants certifying accountants

The Predecessor JOHCM Emerging Markets Opportunities Fund, JOHCM Global Equity Fund, and JOHCM International Select Fund (the “Predecessor Funds”) reorganized into Advisers Investment Trust (“AIT”) effective November 18, 2013. KPMG LLP (“KPMG”), which were the principal accountants for the Predecessor Funds, each a series of the Scotia Institutional Funds, resigned as principal accountants for the Predecessor Funds upon completion of their 2013 audits and issuance of their audit opinion on November 25, 2013. The Audit Committee and Board of Trustees of AIT appointed PricewaterhouseCoopers LLP (“PWC”) as principal accountants for each JOHCM Fund in AIT for the fiscal year ending September 30, 2014.

During the fiscal years ended September 30, 2013 and September 30, 2012 for the JOHCM International Select Fund, the period November 21, 2012 through September 30, 2013 for the JOHCM Emerging Markets Opportunities Fund and the period March 22, 2013 through September 30, 2013 for the JOHCM Global Equity Fund, and the subsequent interim period through November 25, 2013, there were no (1) disagreements with KPMG LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreements, or (2) reportable events. During the Predecessor Funds’ fiscal years ended September 30, 2013 and September 30, 2012 for the JOHCM International Select Fund, the period November 21, 2012 through September 30, 2013 for the JOHCM Emerging Markets Opportunities Fund and the period March 22, 2013 through September 30, 2013 for the JOHCM Global Equity Fund and the subsequent interim period through November 25, 2013, neither the Registrant nor anyone on its behalf consulted PWC concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant’s financial statements or (ii) the subject of a disagreement (as defined in paragraph (a)(1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).

The audit reports of KPMG LLP on the financial statements as of and for the fiscal years ended September 30, 2013 and September 30, 2012 for the JOHCM International Select Fund, the period November 21, 2012 through September 30, 2013 for the JOHCM Emerging Markets Opportunities Fund and the period March 22, 2013 through September 30, 2013 for the JOHCM Global Equity Fund did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The Registrant has requested KPMG to furnish it with a letter addressed to the Securities and Exchange Commission stating whether KPMG agrees with the statements contained above. A copy of the letter from KPMG to the Securities and Exchange Commission is filed as an exhibit hereto.